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                                                                 EXHIBIT 10.12

                                  TELECAPITAL
                Over 500 million ways to help grow your business


  November 11, 1997


  Mr. Amir Heshmatpour
  Metophone Telecommunications, Inc.
  13820 NE 65th St. Suite 538
  Redmond, WA 98052

  Dear Mr. Heshmatpour,

     TeleCapital has been reviewing your request to finance the installation of payphones for the RV park project. We have an interest in financing this project. Based on our preliminary review we could provide a conditional commitment up to $1,500,000. As you are aware there are several variables in financing the payphone industry and therefore, firm commitments are impossible.

  The general terms and conditions of the conditional commitment are as follows:

      Line of Credit:      Up to $1,500,000

      Term: Up to five years but not to exceed term of the site location contract.

      Advance Rate:        The per phone advance rate will be equal to
                           actual cost of the equipment including installation.

      Interest Rate:       Fixed rated set at the time of each funding.

      Security Deposit:    In the amount of two (2) loan payments. This
                           deposit will be applied to the two last loan payments due on each loan/note.

      Guaranty:            Personal guaranty of Amir Heshmatpour

      Other Conditions:    1. Review of each site location contract.
                           2. Per phone revenues equal to or exceeding
                              the amount projected
                           3. Operating expenses equal to or less than
                              the amount projected.
                           4. First security interest in and an assignment of
                              all contracts and revenues. First security interest in all equipment.



3010 LBJ Freeway        (972) 247 7139 phone
Suite 930               (972) 247-7901 facsimile
Dallas, Texas 75234     (800) 695-3195 toll-free

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  It is my understanding that you will enter into separate contracts with each
RV park. Therefore, each contract would be subject to our review and approval. We have some concerns regarding the seasonality in certain locations. With each contract we would need to consider the seasonality as it may relate to the repayment schedule on your loan.


  With the additional equity capital, this should allow you to install phones and provide us some revenue history on locations prior to funding. We will need to review this revenue information and our funding would be conditioned upon actual revenue equaling the per phone revenue you forecast in your projections. (As stated above.)


  We appreciate the opportunity to be a part of this project. Once you have the equity capital committed please provide us copies of that transaction and the shareholder breakdown. With that information we can go forward with a final credit approval up to $1,500,000 as conditioned herein.



                       Sincerely,

                       /s/ David R. Harvey
                       -------------------

                       David R. Harvey
                       President